Investor Presentation – September 2023 Nasdaq Proposed Symbol: DTCK Issuer Free Writing Prospectus Dated September 6, 2023 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated August 31, 2023 Registration Statement No. 333 - 270427

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 2 This presentation relates to the proposed public offering of ordinary shares (“Ordinary Shares”) of Davis Commodities Limited, an exempted company incorporated under the laws of the Cayman Islands (“we”, “us”, “our”, “Davis” or the “Company”) and should be read together with the registration statement we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 1949478 / 000168316823006185 /davis_f 1 a 5 . htm The registration statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may access these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or the underwriter will arrange to send you the prospectus if you contact Univest Securities, LLC, 75 Rockefeller Plaza, Suite 18 C, New York, NY 10019 , or via email : info@univest . us , or contact Davis Commodities Limited via email : davis@maxwill . com . sg This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this presentation . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items ; our ability to execute our growth strategies, including our ability to meet our goals ; current and future economic and political conditions ; our capital requirements and our ability to raise any additional financing which we may require ; our ability to attract customers and further enhance our brand recognition ; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business ; trends and competition in the agricultural commodity industry ; The COVID - 19 pandemic and its new variants ; and other assumptions described in this presentation underlying or relating to any forward - looking statements . We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors . ” We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Except as required by law, we undertake no obligation to update or revise publicly any forward - looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should read this presentation and the documents that we refer to in this presentation and have filed as exhibits to the registration statement, of which this presentation is a part, completely and with the understanding that our actual future results may be materially different from what we expect .

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 3 Issuer Davis Commodities Limited Securities Ordinary Shares, par value $0.000000430108 Offering Type Initial Public Offering Proposed Listing/Symbol Nasdaq Capital Market: DTCK Ordinary Shares Offered 1,087,500 Ordinary Shares, or 1,250,625 Ordinary Shares if the underwriters exercise their over - allotment option in full Offering Price Between $4.00 and $4.50 per Ordinary Share Gross Proceeds Approximately $4.35 million (based upon an assumed initial public offering price of $4.0 per Ordinary Share) excluding proceeds from the exercise of the Underwriters’ over - allotment option Use of Proceeds • Approximately 75% for business expansion, including strengthening our market position, expanding the scope of our product offerings, engaging in strategic acquisitions and investments, joint venture partnerships, and investing in equipment and technology; • Approximately 10% for repayment of bank borrowings with the incurred interest expenses; and • Approximately 15% for working capital and general corporate matters. Underwriter Univest Securities, LLC

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. • Well - positioned agricultural commodity trading company in • Founded in 1999 with year track record • Global distribution network spanning over * • Diversified supply chain • Asset light business model • Approximately revenue and net income in fiscal year 2022 • Proven management team 4 Note: *A s of the fiscal year ended December 31, 2022

Corporate Structure


ACCT Pte. Ltd
(Singapore, 2016)
TYM Investment Holdings Pte. Ltd.
(Singapore, 2022)
Davis & KT Holdings Pte. Ltd.
(Singapore, 2022)
Mr. Ng Hong Whee
BSPL Services Pte. Ltd.
(Singapore, 2020)
Public Shareholders
4.86%/4.64%
4.86%/4.64%
64.76%/61.87%
20.66%/19.74%
4.86%/4.64%
0%/4.47%
Pre-IPO%/Post-IPO%
Davis Commodities Limited
"Davis Commodities"
(Cayman Islands, 2022)
100%
Maxwill Pte. Ltd.
"Maxwill"
(Singapore, 2004)
100%
100%
100%
Maxwill (Asia) Pte. Ltd.
"Maxwill (Asia)"
(Singapore, 1999)
LP Grace Pte. Ltd.
"LP Grace"
(Singapore, 2008)
Maxwill Foodlink Pte. Ltd.
"Maxwill Foodlink"
(Singapore, 2004)

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. • Agricultural commodity trading company specializing in trading of sugar, rice, and oil/fat products • Established distribution network across Asia, Africa, and the Middle East • Diversified global network of third - party commodity suppliers and logistics service providers • Provides complementary, ancillary services such as warehouse handling, and storage and logistics services • Member of The Refined Sugar Association in London, which is the trade association for the international white refined sugar trade 6

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. • Sugar supplying market in Singapore is relatively 7 • Davis Commodities Limited was the largest sugar supplier in Singapore, based on revenue in 2021 , with an approximate market share of in the sugar market in Singapore • The sugar market in Asia is projected to rise from in 2022 to in 2026 , due to the expansion of food processing activities in Indonesia and Malaysia Source: The Frost & Sullivan Report

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 8 16.1 16.5 17.1 17.5 15.7 16.4 16.6 17.1 17.6 18.1 18.6 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E 105.7 93.4 119.5 139.5 94.9 119.9 123.4 126.9 130.1 133.7 137.1 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E 354.9 236.4 336.2 439.2 428.0 458.6 481.5 505.6 528.8 555.3 584.1 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E 2495.8 2189.4 2717.9 2357.1 2302.2 2683.2 2723.4 2764.2 2819.5 2861.8 2919.1 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E Source: The Frost & Sullivan Report US$ Billion US$ Million US$ Million US$ Million 2016 - 2021 2022E - 2026E CAGR 0.4% 2.9% 2016 - 2021 2022E - 2026E CAGR 2.6% 2.7% 2016 - 2021 2022E - 2026E CAGR 5.3% 4.9% 2016 - 2021 2022E - 2026E CAGR 1.5% 1.7%

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 9 33.0 34.6 36.3 38.2 39.3 41.3 44.6 47.9 51.7 56.0 60.2 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E 199.6 203.2 207.7 211.9 216.2 220.1 225.6 231.4 237.1 243.2 249.2 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E US$ Billion US$ Billion 2016 - 2021 2022E - 2026E CAGR 4.6% 7.8% 2016 - 2021 2022E - 2026E CAGR 2.0% 2.5% Source: The Frost & Sullivan Report

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 10 Coordinate, organize and manage operations to offer customers timely and cost - effective services Oversee the quality of products from the point of procurement to the point of distribution to customers Connected to a large network of service providers, including freight and shipping companies, experienced in handling commodities Arrange for customers’ insurance and security coverage, including cargo insurance

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 11 Warehouse H andling Storage Freight F orwarding Shipping Other S ervices Leveraging third - party services for customers

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 12 Maxwill Lin Taffy Sugar, oil and fat products distributed outside of Singapore Exclusive distributor of sugar in Singapore for Thai Roong Ruang Sugar Group, a large sugar producer in Thailand End user sugar products Brands under operation

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 13 • We source rice primarily from trusted suppliers in : • Rice products are exported for distribution in Africa and China , mainly to customers who are wholesalers and merchants selling to wholesalers .

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 14

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 15 Strengthen our Edge in Merchandizing • P lan to expand our sales team by hiring market researchers and traders . • Plan to invest in information technology to enhance information flow, better manage risks arising from our trading activities, and to ensure that the estimates and information gathered by our team are accurate and up - to - date . Expanding our Business by Strengthening our Market Position and Pursuing Strategic Acquisitions • Studying the feasibility of developing our own facility for sugar products in China . • Intend to pursue strategic acquisitions, both upstream and downstream in the value chain, when suitable opportunities arise .

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 16 $12.2 $12.9 FY2021 FY2022 Gross Profits 5.2% $4.7 $4.6 FY2021 FY2022 Net Income $1.8 $5.0 FY2021 FY2022 Working Capital 172.6% US$ Million $194.2 $206.7 FY2021 FY2022 Revenues 6.4% US$ Million US$ Million US$ Million Note: Fiscal Year Ended December 31

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 17 $135.1 $154.8 FY2021 FY2022 $24.0 $17.6 FY2021 FY2022 $35.1 $34.2 FY2021 FY2022 Sugar 70% Rice 18% Oil & Fat Products 12% Others 0% FY2021 Sugar 75% Rice 17% Oil & Fat Products 8% Others 0% FY2022 Sugar Rice Oil & Fat Products Others US$ Million Revenues by Product $63.2 $56.9 FY2021 FY2022 $22.7 $24.9 FY2022 FY2022 $19.0 $79.6 FY2021 FY2022 $75.6 $28.7 FY2021 FY2022 $13.8 $16.6 FY2021 FY2022 Africa 32% China 7% Indonesia 10% Vietnam 39% Other Countries 12% FY2021 Africa China Indonesia Vietnam Other Countries Africa 27% China 8% Indonesia 39% Vietnam 14% Other Countries 12% FY2022 Revenues by Region US$ Million Note: Fiscal Year Ended December 31 $0.0 $0.1 FY2021 FY2022

Senior Management Team



Ms. Li Peng Leck

Executive Chairwoman and Executive Director

Ms. Leck is the co-founder of Maxwill (Asia) Pte. Ltd. ("Maxwill (Asia)") and has served as its Director since December 2003. She manages and oversees the business operations of Maxwill (Asia). Ms. Leck also serves as Director of our subsidiaries, Maxwill Pte. Ltd., Maxwill Foodlink Pte. Ltd. and LP Grace Pte. Ltd. since July 2022, where she manages the affairs of those subsidiaries and oversees their strategic planning.



Ms. Abbie Jillia Lee

Chief Administrative Officer and Executive Director

Since 2015, Ms. Lee has served as the Administrative Operations Manager at our subsidiary, Maxwill (Asia), where she oversees administrative matters of Maxwill (Asia). Ms. Lee also served as the Senior Administrative Operations Officer at Maxwill (Asia) from 2010 to 2015, Administrative Operations Officer from 2005 to 2010 and Administrative Assistant from 2000 to 2005. Ms. Lee received a certificate from National University of Singapore Executive Education for the completion of Accounting and Finance for Non-Financial Managers in 2022.



Ms. Ai Imm Lim

Group Financial Controller

Ms. Lim has more than 20 years of experience in developing and implementing financial systems, strategies, processes and controls. Since July 2022, Ms. Lim has served as the Financial Controller at our subsidiary, Maxwill (Asia), where she is responsible for Maxwill (Asia)'s overall financial management and internal controls. From November 2009 to June 2022, Ms. Lim was self-employed at ACCT S-PECT, where she provided accounting services, including statutory audit and compilation, corporate taxation, corporate secretarial and bookkeeping services, to clients across a wide range of industries. From 2002 to 2007, Ms. Lim was an associate member of CPA Australia. She received her bachelor's degree of commerce in Accountancy and Economics from The University of Sydney in 2000.

DAVIS

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Non - Executive and Independent Director Since November 2018 , Mr . Lim has served as the Managing Director at Mushan Food Industries Pte . Ltd . , where he oversees and manages the business operations of the company . Mr . Lim was the founder and Managing Director at Thong Siek Food Industries Pte . Ltd . from April 1976 to October 2018 , where he led the management team and set strategic goals for business development, research and product development . Non - Executive and Independent Director Since July 2020 , Mr . Lyu has served as the Head of Treasury at Ocean Energy Pte . Ltd . , an oil and natural gas trading company based in Singapore . From April 2019 to January 2020 , Mr . Lyu served as the Deputy General Manager at Winner (Singapore) International Trading Pte . Ltd . , a company engaged in wholesale trade of a variety of goods in Singapore . From October 2015 to March 2019 , Mr . Lyu served as the Deputy General Manager and CFO at CEFC Shanghai International Group (Singapore) Pte . Ltd . , where he was responsible for the management and business development of crude and petroleum products in Singapore . From 2011 to September 2015 , he served as the Deputy General Manager and head of Treasury at Huahai (Singapore) Pte . Ltd . , a company based in Singapore that provides integrated oil services . Mr . Lyu received his bachelor’s degree in Management from Shanghai University of Finance and Economics in 2004 . Non - Executive and Independent Director Mr . Lay has served as the Associate Director, Team Lead, Registered Professional at RHT Capital Pte . Ltd . , a Singapore company providing consulting services in the capital markets . From June 2016 to May 2017 , Mr . Lay served as the Manager at PrimePartners Corporate Finance Pte . Ltd . , a provider of financial advisory and capital raising services in Singapore . From December 2011 to June 2016 , Mr . Lay was an associate to Manager at Provenance Capital Pte . Ltd . , where he advised on various capital markets transactions in Singapore . From July 2010 to December 2011 , he worked as an associate at KPMG Services Pte . Ltd . , a management consulting service provider in Singapore . Mr . Lay received his bachelor’s degree of Business Administration from National University of Singapore in 2010 . 19

Univest Securities, LLC Edric Guo, CEO Tel: +1 212 343 8888 info@univest.us Davis Commodities Limited Davis Tan, Founder Tel: +65 9630 9905 davis@maxwill.com.sg